EXHIBIT 21

                        SUBSIDIARIES OF BIOMERICA, INC.


                                    Jurisdiction        Percentage of
                                         of             Stock Owned by
Name of Subsidiary                 Incorporation        Biomerica, Inc.
------------------                 -------------        ---------------


Allergy Immuno Technologies, Inc.    Delaware              73.9%

Lancer Orthodontics, Inc.            California            29.9%